EXHIBIT 99.1
BriefCam To Be Acquired by Canon Inc.
Acquisition Expands Canon’s Market Leading Network Video Solutions Business with Addition of BriefCam’s Best-of-Breed Video Content Analytics Platform
BOSTON, May 9th, 2018 – BriefCam, the industry’s leading provider of Video Synopsis® and Deep Learning solutions, today announced its acquisition by Canon Inc., a world leader in digital imaging solutions. The addition of BriefCam to Canon’s market leading Network Video Solutions products portfolio complements the Canon Group’s previous acquisitions of AXIS Communications and Milestone Systems with a breakthrough, innovative video content analytics solution.
The acquisition will drive further, rapid innovation in video analytics by BriefCam as well as new co-innovation activities with Canon and its market leading portfolio companies. In addition, it will enable BriefCam to enter new markets, deliver stronger vertical solutions, and serve its global customers even more effectively. BriefCam will continue to remain an open platform, working seamlessly with other third party products in the market ecosystem, providing customers with freedom of choice.
“We are thrilled to be joining forces with a global leader in digital imaging. The acquisition will allow BriefCam to continue to deliver industry leading video content analytics solutions, while remaining a standalone company within the Canon Group,” said Trevor Matz, BriefCam President and CEO. “The opportunity is a testament to the innovative technology we have built, the outstanding team we have assembled, and the rapidly growing business we have created.”
“With BriefCam, we can deliver an even broader range of leading-edge technology and solutions in the fields of network cameras, video management software and video content analysis software to customers and partners across the globe. We are very excited to work with such an innovative organization and we welcome BriefCam into the Canon Group,” said Masanori Yamada, Canon Inc. Managing Executive Officer and Group Executive, Network Visual Solution Business Promotion Headquarters.
Closing of the deal is subject to customary closing conditions.
About BriefCam
BriefCam was founded in 2007 by Prof Shmuel Peleg, Mr. Gideon Ben-Zvi, and Dr. Yaron Caspi, based on the Video Synopsis technology developed at The Hebrew University of Jerusalem. BriefCam is the industry’s leading provider of Video Synopsis® and Deep Learning solutions for rapid video review and search, smart alerting and quantitative video insights. By transforming raw video into actionable intelligence, BriefCam dramatically shortens the time-to-target for security threats while increasing safety and optimizing operations. BriefCam’s award-winning products are deployed by law enforcement and public safety organizations, government and transportation agencies, major enterprises, healthcare and educational institutions, and local communities worldwide. For more information about transforming video surveillance into actionable intelligence, visit https://www.briefcam.com/.

About Canon
Canon Inc., headquartered in Tokyo, Japan, is a leader in the fields of professional and consumer imaging equipment, industrial equipment and information systems. Canon’s extensive range of products includes production printers, multifunction office systems, inkjet and laser printers, cameras, video and cinematography equipment, network cameras, medical systems and semiconductor-manufacturing equipment. Originally established in 1937 as Precision Optical Industry, Co., Ltd., a camera manufacturer, Canon has successfully diversified and globalized to become a worldwide industry leader in professional and consumer imaging systems and solutions. With approximately 198,000 employees worldwide, the Canon Group includes manufacturing and marketing subsidiaries in Japan, the Americas, Europe, Asia and Oceania; and a global R&D network with companies based in the United States, Europe, Asia and Australia.
Contacts:
BriefCam
Stephanie Weagle
CMO
Stephanie.weagle@briefcam.com
Moxie & Mettle
Christy Kemp
303-898-3390
christy@moxiemettle.com

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